Exhibit 99


KEYSPAN PRESS RELEASE


KeySpan Energy Acquires Con Edison Generating Plant

Brooklyn and Hicksville, NY, January 28, 1999 -- KeySpan Energy (NYSE: KSE) has reached an agreement to purchase the 2,168-megawatt Ravenswood electric generating facility from The Consolidated Edison Company (NYSE: ED) for $597 million. The assets to be acquired include the 1,753-megawatt Ravenswood Generating Station and the 415-megawatt
Ravenswood Gas Turbines.

Located in Long Island City, Queens, and powered primarily by natural gas, Ravenswood is vital to the region's power supply.

"This is a major achievement toward our goal of becoming the premier energy company in the Northeast. With this acquisition, KeySpan Energy is building on its expertise in electric generation and natural gas to further implement our strategy to provide reliable and competitive energy in the Northeast," said Robert B. Catell, Chairman and Chief Executive Officer of KeySpan Energy. "This is an important step in creating shareholder value, since the purchase will contribute to earnings in the first year as well as provide long-term growth."

KeySpan Energy's two principal operating subsidiaries, each doing business under the name Brooklyn Union, distribute natural gas to nearly 1.6 million customers in the New York City boroughs of Staten Island, Brooklyn, and Queens, and the Long Island counties of Nassau and Suffolk. Other KeySpan subsidiaries provide gas-marketing and energy services, including system installation and management, primarily in the greater New York metropolitan area; generate electricity primarily in Nassau and Suffolk Counties at five plants and 42 smaller facilities with an aggregate-rated generating capacity of 3,978 megawatts; and provide electric transmission-and-distribution operating services and customer-billing services to the Long Island Power Authority for its one-million electric customers. Through investments by subsidiaries, KeySpan also owns 64 percent of the gas-exploration-and-production operations of The Houston Exploration Company (NYSE:THX) as well as interests in domestic and international pipeline operations and international gas-distribution operations.




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